As filed with the Securities and Exchange Commission on March 11, 2010
Registration No. 333-165081

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN DOT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	7389	93-4766827
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

605 East Huntington Drive, Suite 205
Monrovia, CA 91016
(626) 739-3942
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John C. Ricci
General Counsel
Green Dot Corporation
605 East Huntington Drive, Suite 205
Monrovia, CA 91016
(626) 739-3942
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laird H. Simons III, Esq.	William V. Fogg, Esq.
William L. Hughes, Esq.	Daniel A. O’Shea, Esq.
James D. Evans, Esq.	Cravath, Swaine & Moore LLP
Fenwick & West LLP	Worldwide Plaza
801 California Street	825 Eighth Avenue
Mountain View, CA 94041	New York, NY 10019
(650) 988-8500	(212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
     This amendment is being filed solely to file exhibits to the Registration Statement on Form S-1 (333-165081) (the “Registration Statement”). Otherwise, no changes have been made to Part I or II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC registration fee		$10,695
FINRA filing fee		15,500
NYSE listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Road show expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of the offering that is the subject of this Registration Statement, the Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, executive officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance for securities matters.

In addition, Mr. Moritz is indemnified by his employer with regard to his serving on the Registrant’s board of directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation of the Registrant	3.02
Form of Restated Bylaws of the Registrant	3.04
Eighth Amended and Restated Registration Rights Agreement by and among the Registrant and certain investors of the Registrant	4.02
Form of Indemnity Agreement	10.01

ITEM 15.	Recent Sales of Unregistered Securities.

Since January 1, 2007, the Registrant has issued and sold the following securities:

1. In February and March 2007, the Registrant issued 197,672 shares of common stock pursuant to the exercise of warrants with a per share exercise price of $0.3014 for an aggregate purchase price of $59,578.

2. In December 2008, the Registrant sold 1,181,818 shares of Series C-2 preferred stock to four entity affiliates with Sequoia Capital, a venture capital firm, for an aggregate purchase price of $13.0 million.

3. In March 2009, the Registrant issued a warrant to purchase up to 4,283,456 shares of common stock to PayPal, Inc.

4. Since January 1, 2007, the Registrant has issued options to employees, consultants and directors to purchase an aggregate of 4,415,921 shares of common stock under its 2001 Stock Plan.

5. Since January 1, 2007, the Registrant has issued 2,693,242 shares of common stock to its employees, directors, consultants and other service providers upon exercise of options granted by it under its 2001 Stock Plan, with exercise prices ranging from $0.16 to $10.75 per share, for an aggregate purchase price of $2,622,703.

The sales of the securities described in paragraphs (1) – (3) above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant. The sales of the securities described in paragraphs (4) and (5) above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01*	Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the consummation of this offering.
3	.03**	Bylaws of the Registrant.
3	.04*	Form of Restated bylaws of the Registrant, to be effective upon closing of this offering.
4	.01*	Form of Registrant’s Class A Common Stock certificate.
4	.02*	Eighth Amended and Restated Registration Rights Agreement by and among the Registrant and the preferred stockholders and certain warrant holders of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01*	Form of Indemnity Agreement.
10	.02*	2001 Stock Plan and form of option grant.
10	.03*	2010 Equity Incentive Plan and form of option grant.
10	.04**	Lease Agreement between Registrant and Foothill Technology Center, dated July 8, 2005, as amended on August 21, 2008 and July 30, 2009.
10	.05†	Prepaid Card Program Agreement dated as of October 20, 2006 by and among the Registrant, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, L.P., Wal-Mart Louisiana, LLC, Wal-Mart Stores East, Inc., and Wal-Mart Stores, L.P. and GE Money Bank, as amended.
10	.06†	Card Program Services Agreement, dated as of October 27, 2006, by and between the Registrant and GE Money Bank, as amended.
10	.07†	Program Agreement, dated as of November 1, 2009, by and between the Registrant and Columbus Bank and Trust Company.
10	.08†	Agreement for Services, dated as of September 1, 2009, by and between the Registrant and Total System Services, Inc.
10	.09†	Master Services Agreement, dated as of May 28, 2009, by and between the Registrant and Genpact International, Inc.
10	.10**	Fifth Amended and Restated Loan and Line of Credit Agreement between Columbus Bank and Trust Company and Registrant, dated March 24, 2009.
10	.11**	Offer letter to William D. Sowell from the Registrant, dated January 28, 2009.
10	.12**	Employment Agreement between the Registrant and Mark T. Troughton, dated July 20, 2004.
10	.13**	FY2009 Management Cash Incentive Compensation Plan.
10	.14**	Description of FY2010 Management Cash Incentive Compensation Plan.
10	.15†	Warrant to purchase shares of common stock of the Registrant.
10	.16**	Preferred Stock Warrant to purchase shares of Series C-1 preferred stock of the Registrant.
23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02**	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.01**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

ITEM 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on March 11, 2010.

GREEN DOT CORPORATION

By:	/s/ Steven W. Streit
Steven W. Streit
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Principal Executive Officer:

/s/ Steven W. Streit Steven W. Streit	Chairman, President and Chief Executive Officer	March 11, 2010

Principal Financial Officer:

/s/ John L. Keatley John L. Keatley	Chief Financial Officer	March 11, 2010

Principal Accounting Officer:

/s/ Simon M. Heyrick Simon M. Heyrick	Chief Accounting Officer	March 11, 2010

Additional Directors:

* Kenneth C. Aldrich	Director	March 11, 2010

* Timothy R. Greenleaf	Director	March 11, 2010

* Virginia L. Hanna	Director	March 11, 2010

* Michael J. Moritz	Director	March 11, 2010

Name		Title	Date

* William H. Ott, Jr.		Director	March 11, 2010

* W. Thomas Smith, Jr.		Director	March 11, 2010

By:	/s/ John C. Ricci John C. Ricci	Attorney-in-Fact	March 11, 2010

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01*	Form of Underwriting Agreement.
3	.01*	Ninth Amended and Restated Certificate of Incorporation of the Registrant.
3	.02*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the consummation of this offering.
3	.03**	Bylaws of the Registrant.
3	.04*	Form of Restated bylaws of the Registrant, to be effective upon closing of this offering.
4	.01*	Form of Registrant’s Class A Common Stock certificate.
4	.02*	Eighth Amended and Restated Registration Rights Agreement by and among the Registrant and the preferred stockholders and certain warrant holders of the Registrant.
5	.01*	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01*	Form of Indemnity Agreement.
10	.02*	2001 Stock Plan and form of option grant.
10	.03*	2010 Equity Incentive Plan and form of option grant.
10	.04**	Lease Agreement between Registrant and Foothill Technology Center, dated July 8, 2005, as amended on August 21, 2008 and July 30, 2009.
10	.05†	Prepaid Card Program Agreement dated as of October 20, 2006 by and among the Registrant, Wal-Mart Stores, Inc., Wal-Mart Stores Texas, L.P., Wal-Mart Louisiana, LLC, Wal-Mart Stores East, Inc., and Wal-Mart Stores, L.P. and GE Money Bank, as amended.
10	.06†	Card Program Services Agreement, dated as of October 27, 2006, by and between the Registrant and GE Money Bank, as amended.
10	.07†	Program Agreement, dated as of November 1, 2009, by and between the Registrant and Columbus Bank and Trust Company.
10	.08†	Agreement for Services, dated as of September 1, 2009, by and between the Registrant and Total System Services, Inc.
10	.09†	Master Services Agreement, dated as of May 28, 2009, by and between the Registrant and Genpact International, Inc.
10	.10**	Fifth Amended and Restated Loan and Line of Credit Agreement between Columbus Bank and Trust Company and Registrant, dated March 24, 2009.
10	.11**	Offer letter to William D. Sowell from the Registrant, dated January 28, 2009.
10	.12**	Employment Agreement between the Registrant and Mark T. Troughton, dated July 20, 2004.
10	.13**	FY2009 Management Cash Incentive Compensation Plan.
10	.14**	Description of FY2010 Management Cash Incentive Compensation Plan.
10	.15†	Warrant to purchase shares of common stock of the Registrant.
10	.16**	Preferred Stock Warrant to purchase shares of Series C-1 preferred stock of the Registrant.
23	.01*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23	.02**	Consent of Ernst & Young LLP, independent registered public accounting firm.
24	.01**	Power of Attorney.

*	To be filed by amendment.

**	Previously filed.

†	Registrant has omitted portions of the referenced exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.